Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

July 23, 2024

For Immediate Release

Vicor Corporation Reports Results for the Second Quarter Ended June 30, 2024

Andover, Mass., July 23, 2024 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the second quarter ended June 30, 2024. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Revenues for the second quarter ended June 30, 2024 totaled $85.9 million, a 19.6% decrease from $106.7 million for the corresponding period a year ago, and a 2.4% sequential increase from $83.9 million in the first quarter of 2024.

Gross margin decreased to $42.8 million for the second quarter of 2024, compared to $55.2 million for the corresponding period a year ago and $45.1 million for the first quarter of 2024. Gross margin, as a percentage of revenue, decreased to 49.8% for the second quarter of 2024, compared to 51.7% for the corresponding period a year ago and 53.8% for the first quarter of 2024. Operating expenses increased to $42.6 million for the second quarter of 2024, compared to $37.3 million for the corresponding period a year ago, and decreased sequentially from $61.2 million for the first quarter of 2024.

Net loss for the second quarter was $(1.2) million, or $(0.03) per diluted share, compared to net income of $17.1 million or $0.38 per diluted share, for the corresponding period a year ago and net loss of $(14.5) million, or $(0.33) per diluted share, for the first quarter of 2024.

Cash flow from operations totaled $15.6 million for the second quarter, compared to cash flow from operations of $19.0 million for the corresponding period a year ago, and cash flow from operations of $2.6 million in the first quarter of 2024. Capital expenditures for the second quarter totaled $6.1 million, compared to $8.5 million for the corresponding period a year ago and $7.3 million for the first quarter of 2024. Cash and cash equivalents as of June 30, 2024 increased 5.3% sequentially to approximately $251.9 million compared to approximately $239.2 million as of March 31, 2024.

Backlog for the second quarter ended June 30, 2024 totaled $153.8 million, a 29.2% decrease from $217.3 million for the corresponding period a year ago, and 2.3% sequential increase from $150.3 million at the end of the first quarter of 2024.

Commenting on second quarter performance, Chief Executive Officer Dr. Patrizio Vinciarelli stated: “Backlog, revenues and cash flow improved in Q2 while gross margins and profitability were impacted by changes in product mix and taxes.”

“Our technology, products and fabrication methodology are focused on satisfying emerging requirements for high current and power density. We are pleased with our competitive position and market opportunity.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, July 23, 2024 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to register with Notified, the service provider hosting the conference call. Those registering on Notified’s website will receive dial-in info and a unique PIN to join the call as well as an email confirmation with the details. Registration may be completed at any time prior to 5:00 p.m. on July 23, 2024. For those parties interested in listen-only mode, the conference call will be webcast via a link that will be posted on the Investor Relations page of Vicor’s website prior to the conference call. Please access the website at least 15 minutes prior to the conference call to register and, if necessary, download and install any required software. For those who cannot participate in the live conference call, a webcast replay of the conference call will also be available on the Investor Relations page of Vicor’s website.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2023, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures, and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products to the power systems market, including enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, vehicles and transportation, and aerospace and defense electronics.

For further information contact:

James F. Schmidt, Chief Financial Officer

Office: (978) 470-2900

Email: invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		YEAR ENDED (Unaudited)
	JUN 30, 2024	JUN 30, 2023	JUN 30, 2024	JUN 30, 2023
Net revenues	$85,854	$106,747	$169,726	$204,563
Cost of revenues	43,083	51,574	81,832	102,856

Gross margin	42,771	55,173	87,894	101,707
Operating expenses:
Selling, general and administrative	23,318	20,375	49,317	40,598
Research and development	16,939	16,935	34,978	32,804
Litigation-contingency expense	2,300	—	19,500	—

Total operating expenses	42,557	37,310	103,795	73,402

Income (loss) from operations	214	17,863	(15,901)	28,305
Other income (expense), net	2,807	1,776	5,531	3,726

Income (loss) before income taxes	3,021	19,639	(10,370)	32,031
Less: Provision for income taxes	4,216	2,537	5,287	3,678

Consolidated net (loss) income	(1,195)	17,102	(15,657)	28,353
Less: Net income attributable to noncontrolling interest	1	1	12	8

Net (loss) income attributable to Vicor Corporation	($1,196)	$17,101	($15,669)	$28,345

Net (loss) income per share attributable to Vicor Corporation:
Basic	($0.03)	$0.39	($0.35)	$0.64
Diluted	($0.03)	$0.38	($0.35)	$0.63
Shares outstanding:
Basic	44,855	44,230	44,686	44,196
Diluted	44,855	44,906	44,686	44,907

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	JUN 30, 2024 (Unaudited)	DEC 31, 2023 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$251,884	$242,219
Accounts receivable, net	54,857	52,631
Inventories	109,084	106,579
Other current assets	19,510	18,937

Total current assets	435,335	420,366
Long-term deferred tax assets	258	296
Long-term investment, net	2,600	2,530
Property, plant and equipment, net	156,689	157,689
Other assets	18,352	14,006

Total assets	$613,234	$594,887

Liabilities and Equity
Current liabilities:
Accounts payable	$12,269	$12,100
Accrued compensation and benefits	12,109	11,227
Accrued expenses	6,170	5,093
Accrued litigation	26,212	6,500
Sales allowances	2,989	3,482
Short-term lease liabilities	1,757	1,864
Income taxes payable	3,674	746
Short-term deferred revenue and customer prepayments	2,656	3,157

Total current liabilities	67,836	44,169
Long-term deferred revenue	300	1,020
Long-term income taxes payable	1,917	2,228
Long-term lease liabilities	5,724	6,364

Total liabilities	75,777	53,781
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	396,744	384,395
Retained earnings	281,005	296,674
Accumulated other comprehensive loss	(1,583)	(1,273)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	537,239	540,869
Noncontrolling interest	218	237

Total equity	537,457	541,106

Total liabilities and equity	$613,234	$594,887